Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Shell Company Report on Form 20-F of our report dated May 27, 2021, except for the effects of the restatement disclosed in Note 2 to the financial statements, as to which the date is November 23, 2021, relating to the financial statements of Investindustrial Acquisition Corp. appearing in the Proxy Statement/Prospectus forming part of the Registration Statement on Form F-4 of Ermenegildo Zegna Holditalia S.p.A. (File No. 333-259139), which was declared effective by the SEC on November 29, 2021, as of December 31, 2020 and for the period from September 7, 2020 (inception) through December 31, 2020. We also consent to the reference to us under the caption “Statement by Experts” in this Shell Company Report on Form 20-F.

/s/ WithumSmith+Brown, PC

New York, New York
December 23, 2021